UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                               ---------------------------------
                                                         OMB APPROVAL
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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                              (Amendment No. ___)*

                       ADVANCIS PHARMACEUTICAL CORPORATION

--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00764L109

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00764L109                    13G                    Page 2 of 17 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Ventures V, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,629,973
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,629,973
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,629,973
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  15.93%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00764L109                    13G                    Page 3 of 17 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Partners V, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,629,973
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,629,973
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,629,973
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  15.93%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00764L109                    13G                    Page 4 of 17 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Ventures VI, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,532,486
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,532,486
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5,532,486
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.28%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00764L109                    13G                    Page 5 of 17 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Partners VI, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,532,486
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,532,486
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5,532,486
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.28%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00764L109                    13G                    Page 6 of 17 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           42,073
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          9,162,459
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         42,073
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            9,162,459
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,204,532
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  40.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00764L109                    13G                    Page 7 of 17 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Harold R. Werner
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           42,073
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          9,162,459
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         42,073
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            9,162,459
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,204,532
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  40.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00764L109                    13G                    Page 8 of 17 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Crouse
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          9,162,459
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            9,162,459
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,162,459
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  40.22%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00764L109                    13G                    Page 9 of 17 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  John W. Littlechild
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          9,162,459
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            9,162,459
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,162,459
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  40.22%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00764L109                    13G                   Page 10 of 17 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Christopher Mirabelli, Ph.D.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          9,162,459
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            9,162,459
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,162,459
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  40.22%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00764L109                    13G                   Page 11 of 17 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Augustine Lawlor
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          9,162,459
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            9,162,459
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,162,459
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  40.22%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00764L109                    13G                   Page 12 of 17 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Eric Aguiar, Ph.D.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,532,486
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,532,486
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5,532,486
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.28%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00764L109                    13G                   Page 13 of 17 Pages

Item 1(a).  Name of Issuer:

                           Advancis Pharmaceutical Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                          20425 Seneca Meadows Parkway
                              Germantown, MD 20876

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

                  HealthCare Ventures V, L.P. ("HCVV"), HealthCare Partners V, L.P. ("HCPV"), HealthCare Ventures VI, L.P. ("HCVVI"),
                  HealthCare Partners VI, L.P. ("HCPVI"), Drs. Cavanaugh, Mirabelli and Aguiar and, Messrs. Werner, Littlechild, Crouse and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them(1).

            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  The business address for HCVV, HCPV, HCVVI, HCPVI, Drs. Cavanaugh and Aguiar and, Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Dr. Mirabelli and Messrs. Littlechild and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                  HCVV, HCPV, HCVVI and HCPVI are limited partnerships organized under the laws of the State of Delaware. Drs. Cavanaugh, Mirabelli and Aguiar and, Messrs. Werner, Littlechild, Crouse and Lawlor are each United States citizens.

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                  Common Stock par value $.01 (the "Shares")
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                  00764L109

            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


--------
1 Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor are general partners of HCPV, the general partner of HCVV, the record holder of the Issuer's Common Stock reported hereto. In addition, Dr. Aguiar is a general partner of HCPVI, the general partner of HCVVI, the record holder of the Issuer's Common Stock reported hereto.

CUSIP No. 00764L109                    13G                   Page 14 of 17 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                  As of December 31, 2003: HCV V and HCP V beneficially owned 3,629,973 Shares of the Issuer's Common Stock; HCVVI and HCPVI beneficially owned 5,532,486 Shares of the Issuer's Common Stock; Dr. Cavanaugh and Mr. Werner each beneficially owned 9,204,532 Shares of the Issuer's Common Stock, consisting of 9,162,459 Shares of the Issuer's Common Stock and 42,073 common shares of restricted stock; Dr. Mirabelli and Messrs. Crouse, Littlechild and Lawlor each beneficially owned 9,162,459 Shares of the Issuer's Common Stock; and Dr. Aguiar beneficially owned 5,532,486 Shares of the Issuer's Common Stock.
          ----------------------------------------------------------------------

     (b)  Percent of class:

                  As of December 31, 2003: the 3,629,973 Shares beneficially owned by HCVV and HCPV constituted 15.93% of the Shares outstanding; the 5,532,486 Shares beneficially owned by HCVVI and HCPVI constituted 24.28% of the Shares outstanding; the 9,204,532 Shares beneficially owned by each of Dr. Cavanaugh and Mr. Werner constituted 40.4% of the Shares outstanding; the 9,162,459 Shares beneficially owned by Dr. Mirabelli and Messrs. Crouse, Littlechild and Lawlor constitutes 40.22% of the Shares outstanding; and the 5,532,486 Shares beneficially owned by Dr. Aguiar constituted 24.28% of the Shares outstanding.
                  --------------------------------------------------------------

CUSIP No. 00764L109                    13G                   Page 15 of 17 Pages

(c)  Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  Dr. Cavanaugh has the sole power to vote or direct the vote as to the 42,073 Shares of the Issuer's Common Stock beneficially owned by him.

                  Mr. Werner has the sole power to vote or direct the vote as to the 42,073 Shares of the Issuer's Common Stock beneficially owned by him.

            (ii)  Shared power to vote or to direct the vote:

                  HCVV, HCPV, HCVVI, HCPVI, Drs. Cavanaugh and Mirabelli and, Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by each of HCV V and HCVVI. In addition, Dr. Aguiar shares the power to vote or direct the vote of those Shares owned by HCVVI.

            (iii) Sole power to dispose or to direct the disposition of:

                  Dr. Cavanaugh has the sole power to dispose of or to direct the disposition of the 42,073 Shares of the Issuer's Common Stock beneficially owned by him.

                  Mr. Werner has the sole power to dispose of or to direct the disposition of the 42,073 Shares of the Issuer's Common Stock beneficially owned by him.

            (iv)  Shared power to dispose or to direct the disposition of:

                  HCVV, HCPV, HCVVI, HCPVI, Drs. Cavanaugh and Mirabelli and, Messrs. Werner, Littlechild, Crouse and Lawlor share the power to dispose of or direct the disposition of those Shares owned by each of HCVV and HCVVI. In addition, Dr. Aguiar shares the power to dispose of or to direct the disposition of those Shares owned by HCVVI.

CUSIP No. 00764L109                    13G                   Page 16 of 17 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                           Not Applicable
          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 10. Certifications. By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2004         HealthCare Ventures V, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners V, L.P.

                                       By: /s/ Jeffrey Steinberg
                                           -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners V, L.P.
Princeton, New Jersey
                                       By: /s/ Jeffrey Steinberg
                                           -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Ventures VI, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners V, L.P.

                                       By: /s/ Jeffrey Steinberg
                                           -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners VI, L.P.
Princeton, New Jersey
                                       By: /s/ Jeffrey Steinberg
                                           -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         /s/ James H. Cavanaugh, Ph.D
Princeton, New Jersey     -----------------------------------------------
                          James H. Cavanaugh, Ph.D

February 17, 2004         /s/ Harold Werner
Princeton, New Jersey     -----------------------------------------------
                          Harold Werner

February 17, 2004         /s/ William Crouse
Princeton, New Jersey     -----------------------------------------------
                          William Crouse

February 17, 2004         /s/ John W. Littlechild
Cambridge, Massachusetts  -----------------------------------------------
                          John W. Littlechild

February 17, 2004         /s/ Christopher Mirabelli, Ph.D.
Cambridge, Massachusetts  -----------------------------------------------
                          Christopher Mirabelli, Ph.D.

February 17, 2004         /s/ Augustine Lawlor
Cambridge, Massachusetts  -----------------------------------------------
                          Augustine Lawlor

February 17, 2004         /s/ Eric Aguiar, Ph.D.
Princeton, New Jersey     -----------------------------------------------
                          Eric Aguiar, Ph.D.

                                                                       EXHIBIT A

                                                                       AGREEMENT

                                                    JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Advancis Pharmaceuticals Corporation and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

February 17, 2004         HealthCare Ventures V, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners V, L.P.

                                       By: /s/ Jeffrey Steinberg
                                           -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners V, L.P.
Princeton, New Jersey
                                       By: /s/ Jeffrey Steinberg
                                           -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Ventures VI, L.P.
Princeton, New Jersey     By:  its General Partner, HealthCare Partners V, L.P.

                                       By: /s/ Jeffrey Steinberg
                                           -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners VI, L.P.
Princeton, New Jersey
                                       By: /s/ Jeffrey Steinberg
                                           -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         /s/ James H. Cavanaugh, Ph.D
Princeton, New Jersey     -----------------------------------------------
                          James H. Cavanaugh, Ph.D

February 17, 2004         /s/ Harold Werner
Princeton, New Jersey     -----------------------------------------------
                          Harold Werner

February 17, 2004         /s/ William Crouse
Princeton, New Jersey     -----------------------------------------------
                          William Crouse

February 17, 2004         /s/ John W. Littlechild
Cambridge, Massachusetts  -----------------------------------------------
                          John W. Littlechild

February 17, 2004         /s/ Christopher Mirabelli, Ph.D.
Cambridge, Massachusetts  -----------------------------------------------
                          Christopher Mirabelli, Ph.D.

February 17, 2004         /s/ Augustine Lawlor
Cambridge, Massachusetts  -----------------------------------------------
                          Augustine Lawlor

February 17, 2004         /s/ Eric Aguiar, Ph.D.
Princeton, New Jersey     -----------------------------------------------
                          Eric Aguiar, Ph.D.


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey B. Steinberg his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and Rules 144, 144A and 145 under the Securities Act of 1933, as amended (the "Securities Act"), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act, by the Securities Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 20th day of December, 1996.

Signature:                 /s/ James H. Cavanaugh
Print Name:                James H. Cavanaugh

Signature:                 /s/ William W. Crouse
Print Name:                William W. Crouse

Signature:                 /s/ John Littlechild
Print Name:                John Littlechild

Signature:                 /s/ Harold Werner
Print Name:                Harold Werner

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey B. Steinberg his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and Rules 144, 144A and 145 under the Securities Act of 1933, as amended (the "Securities Act"), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act, by the Securities Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 26th day of July, 2000

Signature:                 /s/ Augustine Lawlor
Print Name:                Augustine Lawlor

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey B. Steinberg his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and Rules 144, 144A and 145 under the Securities Act of 1933, as amended (the "Securities Act"), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act, by the Securities Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 26th day of July, 2000

Signature:                 /s/ Christopher Mirabelli
Print Name:                Christopher Mirabelli

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey B. Steinberg his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and Rules 144, 144A and 145 under the Securities Act of 1933, as amended (the "Securities Act"), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act, by the Securities Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of October, 2001

Signature:                 /s/ Eric Aguiar
                           Print Name: Eric Aguiar